PRESS RELEASE

GE Reports 4Q’11 Operating EPS of $0.39, Up 11%
Industrial Segment Revenues of $26.8B, Up 10%; Industrial Segment Organic Revenue Up 5%
Infrastructure Orders Up 15%; Largest Infrastructure Backlog in GE History at $200B
Record Industrial CFOA of $5.5B in 4Q; FY‘11 of $12.1B
GE Positioned to Deliver Double-Digit Earnings Growth in 2012

4Q and Full-Year 2011 Highlights

•	Seventh consecutive quarter of strong earnings growth
✓	4Q Operating EPS of $0.39, up 11%; Full-year 2011 Operating EPS Excluding Effects of Preferred Redemption of $1.37, up 22%
✓	4Q Continuing EPS of $0.37, up 3%; Full-year 2011 Continuing EPS Including Effects of Preferred Redemption of $1.23, up 8%
✓	Revenues of $38.0 billion for the quarter; $147.3 billion for the year
•	Leading indicators remain encouraging
✓	Infrastructure orders of $28.6 billion up 15% for the quarter; Equipment up 23%; Services up 7%
✓	Industrial segment emerging market orders up 26% for the quarter
✓	Organic orders up 9%
•	GE Capital earned $1.6 billion, up 58% for the quarter, with pre-tax earnings of $1.8 billion, up 89%
✓	GECC/GECS Tier 1 Common Ratios of 11.4%/9.9%
✓	Volume of $49 billion, up 13% for the quarter; Margins were 5.4%

FAIRFIELD, Conn. – Jan. 20, 2012 – GE [NYSE: GE] announced today fourth-quarter 2011 Operating Earnings of $4.1 billion, or $0.39 per share, up 6% and 11% respectively from the fourth-quarter of 2010.  Revenues were $38.0 billion for the quarter and $147.3 billion for the year.  Record Infrastructure orders of $28.6 billion in the fourth quarter enabled GE to end the year with a backlog of $200 billion, the largest in its history.

“GE’s portfolio demonstrated strength and resilience, delivering earnings growth for the seventh consecutive quarter while also generating substantial operating cash flow to support investment in our business and dividend growth,” said GE Chairman and CEO Jeff Immelt.  “We are confident in our 2012 framework to realize double-digit earnings growth in our Industrial and Capital segments, increase margins and provide dividend growth to our shareholders in line with earnings.”

Immelt continued, “We expect continued volatility in 2012 and have prepared for it by investing in new products and technology, expanding our growth market footprint and taking important steps to strengthen risk management.   GE Capital is safe and secure and rebounding sharply.  We are restructuring our businesses in Europe to reflect market conditions.”

Infrastructure orders for the quarter were $28.6 billion, up 15% from the prior year.  Organic orders grew 9% in the fourth quarter, marking the seventh consecutive quarter of positive growth, and Industrial emerging market orders were up 26%.  Equipment book-to-bill was 1.23 for the quarter and 1.14 for the year.  Strong Energy and Aviation orders led the growth.  Orders for the quarter included:  Emirates ordering 50 Boeing 777-300ER aircraft powered by GE Aviation's GE90 engines and signing a 12-year service agreement.  GE also signed contracts totaling almost $300 million with the Saudi Electricity Company to supply 13 gas turbines and associated services for the expansion of six power plants at various locations across the country.

Total revenues for the quarter were $38.0 billion, up 4% excluding the impact of NBCU. GE’s fourth-quarter Industrial segment revenues were $26.8 billion, up 10%.  Industrial segment organic revenue was up 5% for the quarter.  Industrial emerging market revenues were up 25%, driven by double-digit growth in Brazil, Russia, China, India and the ASEAN region.  Revenues were negatively impacted by lower Ending Net Investment (ENI) at GE Capital, FX and slower growth in Europe.

Industrial segment profit was up 2% to $4.3 billion for the fourth quarter. Segment operating profit margins showed improvement from the prior quarter, increasing 2.5 points, but were down from the fourth quarter of 2010.  Cash generated from Industrial operating activities for 2011 totaled $12.1 billion and was a record $5.5 billion for the quarter.

GE’s investment in research and development (R&D) in 2011 was 16% higher than in 2010 and will help the company launch more than 800 new products in 2012. GE’s businesses are positioned to capitalize on the investment the company has made in R&D by enabling it to successfully launch technologically advanced new products such as the LEAP-X engine, which allows airlines to operate their planes more cost effectively and with lower emissions.  The engine, which is produced by CFM International (a 50/50 joint venture between GE and Snecma), recently garnered more than $4 billion in commitments at the Dubai Air Show.  GE’s technological advances also include its latest innovation in gas turbine technology, the FlexEfficiency 50 Combined Cycle Power Plant.  The FlexEfficiency 50, which applies jet engine technology to a gas turbine, significantly reduces the amount of fuel needed to create power.  Other new products GE has recently introduced include the Discovery IGS 730, a new mobile and robotic interventional X-Ray.

Immelt added, “GE Capital, like our Industrial businesses, is stronger and competitively positioned to win.  GE Capital is poised to grow double-digit in 2012, while continuing to shrink its balance sheet and strengthen its capital and liquidity positions.  GE Capital volume grew to $49 billion, up 13% from the third quarter and margins remained healthy at 5.4%.  Tier One common ratios are now at 11.4% and 9.9% and remain a source of strength.  As we have previously stated, we expect to restart the dividend from GE Capital to GE this year, subject to Federal Reserve review.”

GE Capital’s fourth-quarter earnings were $1.6 billion, up 58% from the prior year.  GE Capital made significant strides during the fourth-quarter in achieving its strategic objectives of generating attractive returns, diversifying its funding base and positioning the business for long-term growth.  In December, GE Capital announced that its wholly-owned bank susidiary, GE Capital Financial, would acquire MetLife’s U.S. retail deposit business that consists of approximately $7.5 billion in U.S. deposits and an established online banking platform.  This acquisition, subject to regulatory approval, will accelerate GE Capital’s plans to launch a U.S. deposit platform, helps build a stronger and more cost-efficient funding base and allows GE Capital to better serve its middle-market commercial customers.  GE Capital’s ENI, net of cash, was $445 billion at quarter-end, almost one year ahead of previousy planned reductions.  By continuing to focus on high-return segments, GE Capital targets further reducing ENI to a range of $425 - $440 billion in 2012, while still growing earnings double-digits.

At year-end, GE had $85 billion of cash and cash equivalents.  GE’s strong cash position enabled the Company to repurchase $5.4 billion of stock during the year, including $3.3 billion for the preferred stock held by Berkshire Hathaway, and has supported $7.1 billion in stock repurchases since the buyback was restarted in 2010.

In addition, GE has taken a number of steps to increase shareholder value over the past year.  In December, GE’s Board of Directors raised the Company’s quarterly dividend $0.02 to $0.17 per outstanding share of the Company’s common stock.  This increase represented the Company’s fourth increase in two years.

Immelt concluded, “We finish 2011 with momentum and are positioned for a strong 2012.  Our Industrial businesses are positioned for growth.  GE Capital is strong and profitable.  We have substantial cash available to improve shareholder returns.  The Company is positioned to perform for investors.”

Fourth-quarter and Full-year 2011 Financial Highlights:

Fourth-quarter Operating Earnings were $4.1 billion, up 6% from $3.9 billion in the fourth-quarter of 2010 and Operating EPS was $0.39, up 11% from the fourth quarter of last year.  GAAP earnings from continuing operations (attributable to GE) were $3.9 billion, or $0.37 per share, up 1% and 3% respectively from the prior year quarter.

Including the effects of discontinued operations, fourth-quarter net earnings attributable to GE were $3.7 billion in 2011 ($0.35 per share attributable to common shareowners), compared with $4.5 billion in the fourth quarter of 2010 ($0.42 per share attributable to common shareowners), down 18%.  This decrease was driven by discontinued operations which included $0.06 per share of gains related to dispositions in 2010 and a ($0.02) per share adjustment to reserves in 2011.

Positive items related to tax audit resolutions in the quarter were offset by restructuring and other one-time charges.

Fourth-quarter Revenues were $38.0 billion for the quarter, up 4% excluding the impact of NBCU and down 8% compared to revenues of $41.2 billion from the fourth quarter of 2010. Industrial sales of $26.7 billion increased 11% excluding the impact of NBCU and were down 7% compared to the fourth quarter of 2010. GE Capital Services revenues of $11.6 billion were down 9% from the fourth quarter of 2010.

Full-year Operating Earnings were $14.8 billion, up 20% from $12.3 billion in 2010, and Operating EPS excluding effects of the preferred redemption was $1.37, up 22%. Including effects of the preferred redemption, Operating EPS was $1.29, up 15% from last year.  GAAP earnings from continuing operations (attributable to GE) were $14.1 billion, or $1.23 per share, up 12% and 8% respectively from the prior year.

Including the effects of discontinued operations, full-year net earnings attributable to GE were $14.2 billion in 2011 ($1.23 per share attributable to common shareowners), compared with $11.6 billion in 2010 ($1.06 per share attributable to common shareowners), up 22%.

Full-year Revenues were $147.3 billion, up 7% excluding the impact of NBCU, and were down 2% compared to revenues of $149.6 billion from the prior year. Industrial sales of $95.0 billion increased 12% excluding the impact of NBCU and were down 5% compared to 2010. GE Capital Services revenues of $49.1 billion were down 2% from 2010.

Cash generated from GE Industrial operating activities was a record $5.5 billion for the quarter and totaled $12.1 billion for 2011.

The accompanying tables include information integral to assessing the Company’s financial position, operating performance and cash flow.

GE will discuss preliminary fourth-quarter and full-year results on a Webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts will be posted there prior to the call.

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About GE
GE (NYSE: GE) works on things that matter. The best people and the best technologies taking on the toughest challenges.  Finding solutions in energy, health and home, transportation and finance.  Building, powering, moving and curing the world.  Not just imagining.  Doing.  GE works.  For more information, visit the company's website at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in the European sovereign debt situation; the impact of conditions in the financial and credit markets on the availability and cost of General Electric Capital Corporation’s (GECC) funding and on our ability to reduce GECC’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (Grey Zone); our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level; our ability to convert customer wins (which represent pre-order commitments) into orders; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; strategic actions, including acquisitions, joint ventures and dispositions and our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Investor Contact:
Trevor Schauenberg, 203.373.2424 (office)
trevor.a.schauenberg@ge.com

Media Contact:
Kenny Juarez, 203.373.3061 (office); 917.324.3922 (mobile)
kenneth.juarez@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE (a)			Financial Services (GECS)
Three months ended December 31	2011	2010	V%	2011	2010	V%	2011	2010	V%
Revenues
Sales of goods and services	$26,486	$28,659		$26,743	$28,715		$32	$44
Other income	258	336		307	382		–	–
GECS earnings from continuing operations	–	–		1,618	1,007		–	–
GECS revenues from services	11,229	12,230		–	–		11,547	12,618
Total revenues	37,973	41,225	(8)%	28,668	30,104	(5)%	11,579	12,662	(9)%

Costs and expenses
Cost of sales, operating and administrative expenses	28,455	31,667		24,027	26,019		4,886	5,960
Interest and other financial charges	3,236	3,864		267	434		3,133	3,610
Investment contracts, insurance losses and insurance annuity benefits	711	802		–	–		745	844
Provision for losses on financing receivables	1,095	1,352		–	–		1,095	1,352
Total costs and expenses	33,497	37,685	(11)%	24,294	26,453	(8)%	9,859	11,766	(16)%

Earnings from continuing operations before income taxes	4,476	3,540	26%	4,374	3,651	20%	1,720	896	92%
Benefit (provision) for income taxes	(466)	591		(402)	455		(64)	136
Earnings from continuing operations	4,010	4,131	(3)%	3,972	4,106	(3)%	1,656	1,032	60%

Earnings (loss) from discontinued operations, net of taxes	(197)	633		(197)	633		(198)	634

Net earnings	3,813	4,764	(20)%	3,775	4,739	(20)%	1,458	1,666	(12)%

Less net earnings attributable to noncontrolling interests	83	229		45	204		38	25
Net earnings attributable to the Company	3,730	4,535	(18)%	3,730	4,535	(18)%	1,420	1,641	(13)%

Preferred stock dividends declared	–	(75)		–	(75)		–	–
Net earnings attributable to GE common shareowners	$3,730	$4,460	(16)%	$3,730	$4,460	(16)%	$1,420	$1,641	(13)%

Amounts attributable to the Company:
Earnings from continuing operations	$3,927	$3,902	1%	$3,927	$3,902	1%	$1,618	$1,007	61%
Earnings (loss) from discontinued
operations, net of taxes	(197)	633		(197)	633		(198)	634
Net earnings attributable to the Company	$3,730	$4,535	(18)%	$3,730	$4,535	(18)%	$1,420	$1,641	(13)%

Per share amounts – earnings from
continuing operations
Diluted earnings per share	$0.37	$0.36	3%
Basic earnings per share	$0.37	$0.36	3%

Per-share amounts - net earnings
Diluted earnings per share	$0.35	$0.42	(17)%
Basic earnings per share	$0.35	$0.42	(17)%

Total average equivalent shares
Diluted shares	10,591	10,654	(1)%
Basic shares	10,566	10,636	(1)%

Dividends declared per common share	$0.17	$0.14	21%

Amounts attributable to the Company:
Earnings from continuing operations	$3,927	$3,902	1%
Less: Non-operating pension
costs/(income), net of taxes	172	(47)
Operating earnings (non-GAAP measure)	$4,099	$3,855	6%

Operating earnings – diluted earnings per
share	$0.39	$0.35	11%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS". Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2010 consolidated financial statements at www.ge.com/ar2010 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE (a)			Financial Services (GECS)
Twelve months ended December 31	2011	2010	V%	2011	2010	V%	2011	2010	V%
Revenues
Sales of goods and services	$94,523	$100,437		$95,036	$100,220		$148	$533
Other income	5,063	1,151		5,269	1,285		–	–
GECS earnings from continuing operations	–	–		6,432	3,023		–	–
GECS revenues from services	47,714	48,005		–	–		48,933	49,348
Total revenues	147,300	149,593	(2)%	106,737	104,528	2%	49,081	49,881	(2)%

Costs and expenses
Cost of sales, operating and administrative
expenses	105,662	109,767		86,360	87,868		20,604	22,934
Interest and other financial charges	14,545	15,553		1,299	1,600		13,883	14,526
Investment contracts, insurance losses
and insurance annuity benefits	2,912	3,012		–	–		3,059	3,197
Provision for losses on financing
receivables	4,083	7,176		–	–		4,083	7,176
Total costs and expenses	127,202	135,508	(6)%	87,659	89,468	(2)%	41,629	47,833	(13)%

Earnings from continuing operations
before income taxes	20,098	14,085	43%	19,078	15,060	27%	7,452	2,048	F
Benefit (provision) for income taxes	(5,732)	(1,033)		(4,839)	(2,024)		(893)	991
Earnings from continuing operations	14,366	13,052	10%	14,239	13,036	9%	6,559	3,039	F

Earnings (loss) from discontinued
operations, net of taxes	77	(873)		77	(873)		78	(868)

Net earnings	14,443	12,179	19%	14,316	12,163	18%	6,637	2,171	F

Less net earnings attributable to
noncontrolling interests	292	535		165	519		127	16
Net earnings attributable to the Company	14,151	11,644	22%	14,151	11,644	22%	6,510	2,155	F

Preferred stock dividends declared	(1,031)	(300)		(1,031)	(300)		–	–
Net earnings attributable to GE common
shareowners	$13,120	$11,344	16%	$13,120	$11,344	16%	$6,510	$2,155	F

Amounts attributable to the Company:
Earnings from continuing operations	$14,074	$12,517	12%	$14,074	$12,517	12%	$6,432	$3,023	F
Earnings (loss) from discontinued
operations, net of taxes	77	(873)		77	(873)		78	(868)
Net earnings attributable to the Company	$14,151	$11,644	22%	$14,151	$11,644	22%	$6,510	$2,155	F

Per share amounts – earnings from
continuing operations
Diluted earnings per share	$1.23	$1.14	8%
Basic earnings per share	$1.23	$1.14	8%

Per-share amounts - net earnings
Diluted earnings per share	$1.23	$1.06	16%
Basic earnings per share	$1.24	$1.06	17%

Total average equivalent shares
Diluted shares	10,620	10,678	(1)%
Basic shares	10,591	10,661	(1)%

Dividends declared per common share	$0.61	$0.46	33%

Amounts attributable to the Company:
Earnings from continuing operations	$14,074	$12,517	12%
Less: Non-operating pension
costs/(income), net of taxes	688	(204)
Operating earnings (non-GAAP measure)	$14,762	$12,313	20%

Operating earnings – diluted earnings per
share	$1.29	$1.12	15%
Operating earnings excluding the effects of
the preferred stock redemption -
diluted earnings per share	$1.37	$1.12	22%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS". Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2010 consolidated financial statements at www.ge.com/ar2010 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2011	2010	V%	2011	2010	V%

Revenues
Energy Infrastructure	$12,988	$10,960	19%	$43,694	$37,514	16%
Aviation(a)	4,924	4,804	2%	18,859	17,619	7%
Healthcare(a)	5,163	5,104	1%	18,083	16,897	7%
Transportation(a)	1,464	1,026	43%	4,885	3,370	45%
Home & Business Solutions	2,229	2,333	(4)%	8,465	8,648	(2)%
GE Capital	10,745	11,746	(9)%	45,730	46,422	(1)%
Total segment revenues	37,513	35,973	4%	139,716	130,470	7%
Corporate items and eliminations(a)	460	5,252	(91)%	7,584	19,123	(60)%
Consolidated revenues from continuing operations	$37,973	$41,225	(8)%	$147,300	$149,593	(2)%

Segment profit(a)
Energy Infrastructure	$2,214	$2,224	-%	$6,650	$7,271	(9)%
Aviation(a)	850	821	4%	3,512	3,304	6%
Healthcare(a)	953	1,002	(5)%	2,803	2,741	2%
Transportation(a)	226	73	F	757	315	F
Home & Business Solutions	82	139	(41)%	300	457	(34)%
GE Capital	1,622	1,027	58%	6,549	3,158	F
Total segment profit	5,947	5,286	13%	20,571	17,246	19%

Corporate items and eliminations(a)	(1,351)	(1,405)	4%	(359)	(1,105)	68%
GE interest and other financial charges	(267)	(434)	38%	(1,299)	(1,600)	19%
GE benefit (provision) for income taxes	(402)	455	U	(4,839)	(2,024)	U

Earnings from continuing operations attributable to the Company	3,927	3,902	1%	14,074	12,517	12%

Earnings (loss) from discontinued operations, net of taxes, attributable to the Company	(197)	633	U	77	(873)	F

Consolidated net earnings attributable to the Company	$3,730	$4,535	(18)%	$14,151	$11,644	22%

(a)
Effective January 1, 2011, we reorganized our segments. We have reclassified prior-period amounts to conform to the current-period presentation. Segment profit excludes results reported as discontinued operations, earnings attributable to noncontrolling interests of consolidated subsidiaries and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured – excluded in determining segment profit, which we sometimes refer to as “operating profit,” for Energy Infrastructure, Aviation, Healthcare, Transportation and Home & Business Solutions; included in determining segment profit, which we sometimes refer to as “net earnings,” for GE Capital. Results of our formerly consolidated subsidiary, NBC Universal, are reported in the Corporate items and eliminations line. Prior to January 1, 2011, segment profit excluded the effects of principal pension plans. Beginning January 1, 2011, we allocate service costs related to our principal pension plans and we no longer allocate the retiree costs of our postretirement healthcare benefits to our segments. This revised allocation methodology better aligns segment operating costs to the active employee costs, which are managed by the segments.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2011	2010	V%	2011	2010	V%

Energy Infrastructure
Revenues	$12,988	$10,960	19%	$43,694	$37,514	16%

Segment profit	$2,214	$2,224	-%	$6,650	$7,271	(9)%

Revenues
Energy	$9,223	$8,281	11%	$31,080	$29,040	7%
Oil & Gas	4,105	2,977	38%	13,663	9,483	44%

Segment profit
Energy	$1,673	$1,716	(3)%	$4,992	$5,887	(15)%
Oil & Gas	630	561	12%	1,872	1,553	21%

GE Capital
Revenues	$10,745	$11,746	(9)%	$45,730	$ 46,422	(1)%

Segment profit	$1,622	$1,027	58%	$6,549	$3,158	F

Revenues
Commercial Lending and Leasing (CLL)	$4,392	$4,796	(8)%	$18,178	$18,447	(1)%
Consumer	3,746	4,364	(14)%	16,781	17,204	(2)%
Real Estate	878	856	3%	3,712	3,744	(1)%
Energy Financial Services	292	280	4%	1,223	1,957	(38)%
GE Capital Aviation Services (GECAS)	1,345	1,308	3%	5,262	5,127	3%

Segment profit
CLL	$777	$567	37%	$2,720	$1,554	75%
Consumer	575	546	5%	3,551	2,523	41%
Real Estate	(153)	(409)	63%	(928)	(1,741)	47%
Energy Financial Services	110	33	F	440	367	20%
GECAS	315	432	(27)%	1,150	1,195	(4)%

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position (unaudited)

(Dollars in billions)
	Consolidated		GE (a)		Financial Services (GECS)
Assets	12/31/11	12/31/10	12/31/11	12/31/10	12/31/11	12/31/10
Cash & marketable securities	$131.9	$122.9	$8.4	$19.3	$124.1	$104.2
Receivables	19.5	18.6	11.8	10.4	-	-
Inventories	13.8	11.5	13.7	11.5	0.1	0.1
Financing receivables - net	280.4	303.0	-	-	289.3	312.2
Property, plant & equipment - net	65.7	66.2	14.3	12.4	51.4	53.8
Investment in GECS	-	-	77.1	69.0	-	-
Goodwill & intangible assets	84.7	74.4	55.9	45.0	28.8	29.4
Other assets	119.3	101.9	36.7	17.3	88.9	90.1
Assets of businesses held for sale	0.7	36.9	-	33.8	0.7	3.1
Assets of discontinued operations	1.3	12.4	0.1	0.1	1.2	12.4

Total assets	$717.3	$747.8	$218.0	$218.8	$584.5	$605.3

Liabilities and equity
Borrowings and bank deposits	$453.4	$478.6	$11.6	$10.1	$443.1	$470.5
Investment contracts, insurance liabilities and
insurance annuity benefits	29.8	29.6	-	-	30.2	30.0
Other liabilities	114.1	96.8	88.8	70.0	31.6	31.6
Liabilities of businesses held for sale	0.3	16.0	-	15.5	0.3	0.6
Liabilities of discontinued operations	1.6	2.6	0.2	0.2	1.5	2.4
GE shareowners' equity	116.4	118.9	116.4	118.9	77.1	69.0
Noncontrolling interests	1.7	5.3	1.0	4.1	0.7	1.2

Total liabilities and equity	$717.3	$747.8	$218.0	$218.8	$584.5	$605.3

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2010 consolidated financial statements at www.ge.com/ar2010 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to operating earnings, operating earnings per share, operating earnings per share excluding the effects of the preferred stock redemption, Industrial segment organic revenue growth, revenues excluding the impact of NBCU, Industrial sales excluding the impact of NBCU, cash generated from Industrial operating activities (Industrial CFOA) and GE Capital ending net investment (ENI), excluding cash and equivalents. The reconciliations of these measures to the most comparable GAAP measures follow.

Operating Earnings and Operating Earnings per Share
	Three months ended December 31
(Dollars in millions; except earnings per share)	2011	2010	V%

Earnings from continuing operations attributable to GE	$3,927	$3,902	1%
Less: non-operating pension costs/(income), net of tax	172	(47)
Operating earnings	$ 4,099	$3,855	6%

Earnings per share - diluted(a)
Continuing earnings per share	$0.37	$0.36	3%
Less: non-operating pension costs/(income) after tax	0.02	-
Operating earnings per share	$0.39	$0.35	11%

	Year ended December 31
(Dollars in millions; except earnings per share)	2011	2010	V%

Earnings from continuing operations attributable to GE	$14,074	$12,517	12%
Less: non-operating pension costs/(income), net of tax	688	(204)
Operating earnings	$14,762	$12,313	20%

Earnings per share - diluted(a)
Continuing earnings per share	$1.23	$1.14	8%
Less: non-operating pension costs/(income) after tax	0.06	(0.02)
Operating earnings per share	1.29	1.12	15%

Less: Effects of the preferred stock redemption	0.08	-
Operating EPS excluding the effects of the preferred stock redemption	$1.37	$1.12	22%

(a)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

Operating earnings excludes non-service related pension costs of our principal pension plans comprising interest cost, expected return on plan assets and amortization of actuarial gains/losses. The service cost and prior service cost components of our principal pension plans are included in operating earnings. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. As such, we believe that our measure of operating earnings provides management and investors with a useful measure of the operational results of our business. Other components of GAAP pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to our pension plan. We also believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating results to the operating results of other companies. We also believe that operating EPS excluding the effects of the $806 million preferred dividend related to the redemption of our preferred stock (calculated as the difference between the carrying value and the redemption value of the preferred stock) is a meaningful measure because it increases the comparability of period-to-period results.

Industrial Segment Organic Revenue Growth
	Three months ended December 31
(Dollars in millions)	2011	2010	V%

Segment revenues
Energy Infrastructure	$12,988	$10,960
Aviation	4,924	4,804
Healthcare	5,163	5,104
Transportation	1,464	1,026
Home & Business Solutions	2,229	2,333
Industrial segment revenues	26,768	24,227	10%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses
acquired for investment) and currency exchange rates	1,537	84
Industrial segment revenues excluding effects of acquisitions, business dispostions (other than dispositions of businesses acquired for investment)
and currency exchange rates (Industrial segment organic revenues)	$25,231	$24,143	5%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates.  We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends.  We also believe that presenting organic revenue growth separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies.  Management recognizes that the term "organic revenue growth" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

Revenues excluding impact of NBCU
	Three months ended December 31
(Dollars in millions)	2011	2010	V%

Revenues as reported	$37,973	$41,225	(8)%
Less NBCU-related revenues	212	4,762
Revenues excluding impact of NBCU	$37,761	$36,463	4%

(Dollars in millions)	Year ended December 31
	2011	2010	V%

Revenues as reported	$147,300	$149,593	(2)%
Less NBCU-related revenues	5,686	16,901
Revenues excluding impact of NBCU	$141,614	$132,692	7%

During the first quarter of 2011, we transferred the assets of the NBCU business and Comcast Corporation transferred certain of its assets to a newly formed entity, in which we now hold a 49% interest.  Consolidated revenues include revenues from NBCU operations prior to this transfer as well as the transaction related gain. We have provided the percentage of revenue growth excluding the impact of NBCU, as the volatility related to NBCU revenues can obscure underlying trends.  We believe that this measure, considered along with the corresponding GAAP measure of consolidated revenues, provides management and investors with additional information that is useful in assessing period-to-period performance trends.

Industrial sales excluding impact of NBCU
	Three months ended December 31
(Dollars in millions)	2011	2010	V%

GE sales as reported	$26,743	$28,715	(7)%
Less NBCU-related sales	-	4,653
Industrial sales excluding impact of NBCU	$26,743	$24,062	11%

(Dollars in millions)	Year ended December 31
	2011	2010	V%

GE sales as reported	$95,036	$100,220	(5)%
Less NBCU-related sales	1,205	16,590
Industrial sales excluding impact of NBCU	$93,831	$83,630	12%

During the first quarter of 2011, we transferred the assets of the NBCU business and Comcast Corporation transferred certain of its assets to a newly formed entity, in which we now hold a 49% interest. GE sales include sales from NBCU operations prior to this transfer. We have provided the percentage of Industrial sales growth excluding the impact of NBCU, as the volatility related to NBCU sales can obscure underlying trends.  We believe that this measure, considered along with the corresponding GAAP measure of GE sales, provides management and investors with additional information that is useful in assessing period-to-period performance trends.

Industrial CFOA
	Three months ended December 31
(Dollars in millions)	2011	2010	V%

Cash from GE's operating activities as reported	$5,513	$4,604	20%
Less dividends from GECS	–	–
Cash from GE's operating activities excluding dividends
from GECS (Industrial CFOA)	$5,513	$4,604	20%

(Dollars in millions)	Year ended December 31
	2011	2010	V%

Cash from GE's operating activities as reported	$12,057	$14,746	(18)%
Less dividends from GECS	-	-
Cash from GE's operating activities excluding dividends
from GECS (Industrial CFOA)	$12,057	$14,746	(18)%

We define “Industrial CFOA” as GE’s cash from operating activities less the amount of dividends received by GE from GECS. This includes the effects of intercompany transactions, including GE customer receivables sold to GECS; GECS services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased by GE from GECS; information technology (IT) and other services sold to GECS by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECS from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECS dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the Financial Services (GECS) cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

GE Capital Ending Net Investment (ENI), Excluding Cash and Equivalents
At
(Dollars in billions)	December 31, 2011

GECC total assets	$553.7
Less assets of discontinued operations	1.2
Less non-interest bearing liabilities	32.2
GE Capital ENI	520.3
Less cash and equivalents	75.7
GE Capital ENI, excluding cash and equivalents	$444.6

We use ENI to measure the size of our GE Capital segment. We believe that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding cash and equivalents, we provide a meaningful measure of assets requiring capital to fund our GE Capital segment as a substantial amount of this cash resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.